Exhibit 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) dated July 1, 2017 (“Effective Date”) is entered into by Newpark Resources, Inc.  (the “Company”), a Delaware corporation, and Bruce Smith (the “Executive ”) and is intended to incorporate and accurately reflect all prior negotiations, discussions, or agreements between the Parties. Executive and the Company may sometimes be referenced herein individually as “Party” or collectively as the “Parties.”

WHEREAS, Executive is currently employed as Executive Vice President of the Company and President of Newpark Drilling Fluids (“NDF”) under that certain Employment Agreement by and between Executive and the Company dated April 20, 2007, as amended (“Prior Employment Agreement”);

WHEREAS, the Parties have mutually agreed that Executive will relinquish the roles of Executive Vice President of the Company and President of NDF and assume the position of Chief Technology Marketing Officer (“CTO”) for the Company;

WHEREAS, Executive acknowledges and agrees that the above-stated change in his role does not constitute Good Reason for his voluntary resignation under the Prior Employment Agreement and expressly waives any such claim against the Company; and

WHEREAS, the Parties desire to amend, restate, and replace the Prior Employment Agreement in its entirety, except as specifically provided herein.

WHEREAS, the Company desires to retain the services of the Executive as CTO of the Company and for the Executive to enter into certain restrictive covenants as set forth in this Agreement. All, in order to enhance shareholder value and grow the Company’s business to its maximum potential, and as Executive has represented himself as qualified to achieve these objectives, and as the Parties mutually desire and agree to enter into an employment relationship by means of this Employment Agreement.

NOW, THEREFORE in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and between the Parties as follows:

1.	Employment of Executive

1.1.    Employment Term.   The Company hereby offers to employ Executive, and Executive hereby agrees to serve as the CTO for the Company reporting to the Chief Executive Officer of the Company on the terms and conditions set forth in this Agreement. The period during which Executive is employed hereunder shall be referred to as the “Employment Term.” The Executive’s Employment Term under this Agreement shall commence on the Effective Date and shall continue for a period of one (1) year (“Initial Term”), subject to the provisions of Section 2, and shall automatically be renewed for successive one (1) year periods (each a “Renewal Term”) thereafter unless Executive’s employment is terminated by either Party giving written notice to the other Party at least sixty (60) days in advance of the expiration of the Initial Term or any Renewal Term. Termination by sixty (60) days' written notice pursuant to this Section 1.1 shall be treated as a termination by Executive under Section 2.2 if given by Executive or as a termination without Cause under Section 2.3 if given by the Company.

1.2.    Compensation and Benefits.

(a)Base Salary.   During the Employment Term, the Company will pay Executive a base monthly salary at an annualized rate of at least Four Hundred and Sixteen Thousand Dollars ($416,000) per year (“Base Salary”).  The Company will review annually Executive’s Base Salary and, at its reasonable discretion, may increase such Base Salary as it deems appropriate, provided Executive’s Base Salary for any subsequent twelve month year shall not be less than the preceding twelve month year except with Executive’s prior written agreement.  Adjustments in Base Salary shall be automatically incorporated herein by reference and be contractual obligations of Company.  Such Base Salary shall be paid in accordance with the Company’s standard payroll practice for its senior staff.

(b)Incentive Compensation.   In addition to the Base Salary, during the Employment Term Executive shall be eligible for participation in the 2010 Annual Cash Incentive Plan (“ACIP”) or any similar plan that replaces the ACIP, subject to any amendments made at the Board’s discretion as provided herein.  Performance measures and goals will be set by the Compensation Committee of the Board.  The Target Award under the ACIP is equal to sixty-five (65%) percent of Executive’s actual Base Salary paid for that calendar year.  Payout under the ACIP for a particular year will be made in cash by March 15 of the next year, e.g. payout for 2017 will occur prior to March 15, 2018, except to the extent of any payments associated with achievement beyond the “over-achievement” level, which are deferred, as provided for in the ACIP.  Actual awards, in accordance with the Board approved plan and any amendments, are at the discretion of the Compensation Committee, provided the Company represents and warrants to the Executive that the terms of the ACIP will not be amended, modified, changed, or interpreted or applied to make them less generous than they were on the Effective Date, without prior written notice.

(c)Stock Options and Share Awards. In addition, Executive shall be eligible to participate in the Long Term Incentive Plan (“LTIP”) and to receive such number of stock options, time -vested restricted stock and/or performance restricted share awards as are granted by the Compensation Committee in accordance with the Board approved plans (including the 2015 Employee Equity Incentive Plan, all such plans being referred to as the “Plans”).  Vesting shall be as provided in these existing Plans, and subject to any amendments.  When used in this Agreement “stock” and “shares” mean the Company’s publicly traded common stock, $.01 par value.  Further, throughout this Agreement, the words “stock options, awards, and grants” are used separately or in various combinations to describe awards of shares or the right to acquire shares of Company stock under various Plans or this Agreement, or both.

(d)Benefit Plans and Vacation.  Throughout Executive’s employment under this Agreement, Executive shall be entitled to participate in any and all employee benefits plans or programs of the Company to the extent that he is otherwise eligible to participate under the terms of those plans, including participation in any welfare benefit programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance programs), and fringe benefits and perquisites available generally to Executive Officers of the Company. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, or perquisite, so long as such changes are similarly applicable to other Executive Officers of the Company. During the Employment Term, Executive shall be entitled to life insurance equal to three (3) times his Base Salary. The Executive shall also be entitled to a car to be furnished by the Company. Personal use of the car will be considered as income to the Executive and appropriate taxes applied to such income. Selection of the vehicle shall be in accordance with the Company’s Vehicle Policy. During the Employment Term, Executive shall be entitled to four (4) weeks paid vacation each calendar year in accordance with the Company’s policies in effect from time to time, provided the four (4) of weeks of vacation provided in this Section 1.2(e) shall not be reduced under such policies.

(e)Expense Reimbursement.  The Company will reimburse Executive in full for all reasonable and necessary business, entertainment and travel expenses incurred or expended by Executive in the performance of the duties hereunder in accordance with the Company’s customary practices applicable to its senior staff.

(f)Location.  Executive’s principal place of employment will be located at the Company’s offices in Katy, Texas and The Woodlands, Texas.

1.3.    Extent of Services; Conflicts of Interest.

(a)    During the Employment Term, Executive shall devote substantially all of his working time, attention and energies to the business of the Company, and its affiliated entities.  Executive may be involved in charitable and professional activities, trade and industry associations and the like providing these do not interfere with the requirements of employment with the Company.

(b)    During the Employment Term, Executive shall not, directly or indirectly, without the prior consent of the Chief Executive Officer of the Company, render any services to any other person or entity or acquire any interests of any type in any other entity, that might be deemed in competition with the Company or any of its subsidiaries or affiliates or in conflict with his position, provided, however, that the foregoing shall not be deemed to prohibit Executive from (i) acquiring, solely as an investment, any securities of a partnership, trust, limited liability company, corporation or other entity (A) so long as he remains a passive investor in such entity, (B) so long as he does not become part of any control group thereof, and (C) so long as such entity is not, directly or indirectly, in competition with the Company or any of its subsidiaries or affiliates, or (ii) serving as a consultant, advisor or director of any corporation which has a class of outstanding equity securities registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”), and which is not in competition with the Company or any of its subsidiaries or affiliates.

2.	Termination of Employment

2.1.    Termination. Executive’s employment by the Company shall be terminated (a) automatically, upon Executive’s death or Executive becoming Totally Disabled (as defined below), (b) by Executive upon 30 days’ written notice to the Company with Good Reason (as defined below), (c) by Executive upon his voluntary resignation without Good Reason, (d) by the Company for Cause (as defined below), (e) by the Company without Cause, or (f) at the end of the Employment Term as defined in Section 1.1.

The effective date of the termination of Executive’s employment for any reason hereunder shall be referred to herein as the “Termination Date.”

2.2.    Termination by Executive Without Good Reason   If Executive’s employment is terminated by Executive at any time before the end of the Employment Term for any reason other than Good Reason, Executive shall be entitled to receive only (a) his Base Salary and other earned compensation through the Termination Date and (b) such stock options, share awards, and grants as shall have fully vested before the Termination Date.

2.3.    Termination by Executive with Good Reason or by the Company without Cause.  If Executive’s employment is terminated by Executive with Good Reason or by the Company without Cause, then Executive shall be entitled to receive, upon execution of a General Release of claims against the Company:  (a) in a lump sum payment within thirty (30) days of the Termination Date, an amount equal to the greater of (i) Executive's current annual Base Salary as provided herein plus Target Award incentive (65%) for the remaining period of the Initial Term or (ii) Executive's current annual Base Salary as provided herein plus Target Award incentive (65%) for one year; (b) the Company will pay the COBRA premium for Executive to continue the same coverage under the Company’s group medical insurance program period for the greater of the remaining period of the Employment Term or twelve (12) months subject to an overall maximum of eighteen (18) months; and (c) direct payment by the Company for the costs of outplacement services obtained by the Executive within the one (1) year period after the Termination Date, not to exceed $20,000. The term “Target Award” as used herein shall have the meaning as established under the 2010 Annual Cash Incentive Plan.

2.4.    Termination for Cause.  If Executive’s employment is terminated at any time during the Employment Term for Cause (as defined herein), then Executive shall be entitled to receive only (a) his Base Salary through the Termination Date and (b) such stock options, restricted stock awards, and grants as shall have fully vested before the Termination Date.  In any such event, Executive shall be ineligible for and shall forfeit all rights with respect to options and grants that have not vested as of Executive’s the Termination Date.

2.5.    Termination as a Result of Death.  If Executive dies during the Employment Term, the Company shall pay to Executive’s surviving spouse or such other person or estate as the Executive may from time to time designate by written notice to the Company, or such other person as may be required by law, the following amounts:  (a) any unpaid Base Salary or other compensation for services rendered through the date of death, and any unpaid expenses required to be reimbursed under this Agreement, and any earned but unpaid bonuses for any prior period; (b) stock options previously awarded to Executive that have vested as of the date of death in keeping with the governing Plans.  No awards or grants contemplated by this Agreement, but not yet awarded to Executive as of the time of his death shall be granted.

2.6.    Termination as a Result of Disability.  The Company may terminate Executive’s employment hereunder upon Executive becoming “Totally Disabled.”  For purposes of this Agreement, Executive shall be considered “Totally Disabled” if Executive has been physically or mentally incapacitated so as to render Executive incapable of performing the essential functions of Executive’s position with or without reasonable accommodation.  Executive’s receipt of disability benefits for total disability under the Company’s long-term disability plan or receipt of Social Security total disability benefits shall be deemed conclusive evidence of Total Disability for purposes of this Agreement. However, in the absence of Executive’s receipt of such long-term disability benefits or Social Security benefits, the Chief Executive Officer in good faith may determine that the Executive is disabled due to the needs of the business and the unacceptable unavailability of Executive which is expected to last for a continuous period of not less than six (6) months. In the event of such disability, Executive will continue to receive his Base Salary for six (6) months or until benefits become payable to the Executive under the terms of the Company’s disability policy, whichever first occurs.

2.7.    No Setoff.  The Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right, or action which Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable, or benefits to be provided to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains or seeks to obtain other employment.

2.8.    Coordination of Benefits. In the event that the Employee is entitled to benefits following termination under any Change in Control Agreement with the Company, the Employee shall have the right to elect whether to receive such benefits under any such Change in Control Agreement or this Employment Agreement, but not both.

3.	Confidentiality

3.1    Executive’s Receipt of Confidential Information. Executive acknowledges that in the course of his relationship with the Company and its related entities NDF, Newpark Mats and Integrated Services, Newpark Canada, and other affiliates (together with the Company, the “Company Parties”), he will receive, have access to, and have the opportunity to develop certain confidential or proprietary information and knowledge concerning the business of the Company Parties (“Confidential Information”), which the Company Parties desire to protect.  Confidential Information under this Agreement includes, by way of example and without limitation, information regarding the Company Parties’ customers, employees, contractors, operations, markets and industries not generally known to the public; strategies, methods, books, records, and documents; recipes, technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers and those being solicited to be customers, investors, and business relations (such as contact name, service provided, pricing for that customer, type and amount of product used, credit and financial data, and/or other information relating to the Company Parties’ relationship with that customer); pricing strategies and price curves; positions, plans, and strategies for expansion or acquisitions; budgets; trade secrets; programs; customer lists; research; financial and sales data; raw materials purchasing or trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and locations; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company Parties; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; labor or employee relations or agreements; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. Executive further acknowledges and agrees that the terms of this Agreement constitute Confidential Information, which Executive shall not disclose to anyone other than his spouse, attorney, accountant, or as may be required by the Company or by law.

3.2.    Value of Confidential Information. Executive acknowledges and stipulates that the business of the Company Parties is highly competitive, cost and price sensitive, and in connection with his work and job for the Company Parties he has had and will continue to have access to and the opportunity to develop Confidential Information relating to the Company Parties’ businesses and their methods and operations.  Information need not qualify as a trade secret to be protected as Confidential Information under this Agreement, and the authorized and controlled disclosure of Confidential Information to authorized parties by Company Parties in the pursuit of their business will not cause the information to lose its protected status under this Agreement.  Executive acknowledges and stipulates that this Confidential Information constitutes a valuable, special, and unique asset used by the Company Parties in their businesses to obtain a competitive advantage over their competitors.  Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company Parties in maintaining their competitive position and economic investment, as well as work for its employees.

3.3.    Executive’s Promise Not to Use or Disclose Confidential Information. Executive agrees not to reveal the Confidential Information to anyone outside the Company Parties so long as the confidential or secret nature of the Confidential Information shall continue, other than such disclosure as authorized by the Company Parties or is made to a person transacting business with the Company Parties who has reasonable need for such Confidential Information.  Executive further agrees that he will at no time use the Confidential Information for or on behalf of any person other than any of the Company Parties for any purpose.  Executive further agrees to comply with the confidentiality and other provisions set forth in this Agreement, the terms of which are supplemental to any statutory or fiduciary or other obligations relating to these matters.

3.4.    Return of Confidential Information and Property.   All written materials, customer or other lists or data bases, records, data, and other documents prepared or possessed by Executive in connection with Executive’s employment hereunder are the Company Parties’ property.  All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by Executive individually or in conjunction with others during Executive’s employment with the Company (whether during business hours and whether on the Company’s premises or otherwise), which relate to the Company Parties’ business, products, or services are the Company Parties’ sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, recipes, inventory, prices, improvements, discoveries, and inventions are the Company Parties’ property.  At the termination of Executive’s employment, regardless of the reason and whether by Executive or the Company, Executive will promptly return to the Company all papers, documents, writings, any computer related hardware or software, cell phone(s), keys, or other data or property belonging to the Company Parties that is produced by him and/or comes into his possession by or through his relationship with the Company Parties, including, without limitation, Confidential Information. Included in the above is all such data that Executive had access to, over, or possessed during his employment with the Company.  The Company desires by this Agreement to protect its economic investment in its current and future operations and business. shall surrender to the Company all papers, documents, writings and other property produced by him or coming into his possession by or through his relationship with the Company Parties and/or relating to Confidential Information and Executive agrees that all such materials will at all times remain the property of the Company Parties.

3.5.    No Use of Other Confidential Information or Conflicting Obligations by Executive. Executive promises that he will not use as part of his employment with the Company Parties, disclose to the Company Parties, bring on the Company Parties’ premises, or induce the Company Parties or any of their employees to intentionally or unintentionally use or disclose, any confidential or proprietary information or material belonging to Executive’s previous employer(s) or belonging to any other person. Further, Executive represents that he is not a party to any other agreement, or under any other duty, which will interfere or conflict with Executive’s full compliance with this Agreement. Executive will not enter into any agreement or undertake any other duty, whether written or oral, in conflict with the provisions of this Agreement. Executive represents that his performance of this Agreement and his employment with the Company Parties does not and will not breach any agreement or other duty Executive has to keep in confidence proprietary information, knowledge or data acquired by Executive prior to his employment with the Company Parties, including any information belonging to Executive’s prior employer(s).

3.6.    Breach of this Section. Executive understands and agrees that the restrictions in this Section 3 shall continue beyond the termination of Executive’s employment regardless of the reason for such termination. Executive acknowledges that money damages may not be sufficient remedy for any breach of this Section 3 by Executive, and that the Company Parties shall be entitled to seek to enforce the provisions of this Section 3 by specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 3, but shall be in addition to all remedies available at law or in equity to the Company Parties, including the recovery of damages from Executive and his agents involved in such breach. In the event that Executive fails in any material respect to perform any of his material obligations under this Section 3, the Company may elect (a) to cease any payments due under this Agreement and recover all payments made to Executive under this Agreement on or subsequent to the date of the failure, (b) obtain an injunction and/or (c) exercise any and all other remedies available by law.

4.	Additional Post-Employment Restrictions

4.1.    Consideration to Employee. The restrictive covenants contained in this Section 4 are supported by consideration to Executive from the Company Parties as specified in this Agreement, including the consideration provided in Sections 1-3. Executive acknowledges that the consideration provided for in Sections 1-3 of this Agreement constitute separate and independent consideration for the restrictive covenants contained in this Section 4 and entered into by Executive, and that the consideration in each such Section 1, 2 and 3 is reasonable and sufficient consideration for Employee’s promises in this Agreement.

4.2.    Non-Competition. Executive agrees that for the twenty-four (24) month period immediately following the Termination Date (“Restricted Term”), Executive will not, directly or indirectly, for himself or for others, anywhere in the Restricted Area (as defined below), unless expressly authorized in writing by the Chief Executive Officer of the Company, engage in, or assist any person, entity, or business engaged in, the selling or providing of products or services that would displace the products or services that (a) the Company Parties sell, provide or plan to sell or provide as of the Termination Date or at any time during his employment, or (b) that Executive had involvement with or received or had access to Confidential Information about in the course of his employment with the Company.  The foregoing is expressly understood to include, without limitation, the business of manufacturing, selling and/or providing products or services of the same type offered and/or sold by the Company Parties as of the Termination Date or any time during Executive’s employment. “Restricted Area” under this Agreement means the geographic areas listed in Appendix A attached hereto and incorporated by reference.

4.3.    Prohibition on Circumvention. Executive cannot circumvent these covenants by alternative means or engage in any of the enumerated prohibited activities in the Restricted Area by means of telephone, telecommunications, satellite communications, correspondence, or other contact from outside the Restricted Area.  Executive further understands that the foregoing restrictions may limit his ability to engage in certain businesses during the Restricted Term, but acknowledge that these restrictions are necessary to protect the Confidential Information and business interests of the Company Parties.

4.4.    Non-Solicitation of Customers.  During the Restricted Term, Executive shall not on his own behalf or on behalf of any other person, partnership, entity, association, or corporation, either directly or indirectly, within the Restricted Area, (a) call on, service, or solicit competing business from customers of the Company Parties with whom Executive had or made contact within the twenty-four (24) months immediately preceding the Termination Date, or (b) induce or encourage any such customer or other source of ongoing business to stop doing business with the Company Parties.

4.5.    Non-Solicitation of Employees.  During the Restricted Term, Executive shall not, on his own behalf or on behalf of any other person, partnership, entity, association, or corporation, either directly or indirectly, call on, solicit, or retain any employee or officer of the Company Parties, with whom Executive worked, had contact or associated, or about whom Executive received Confidential Information, within the course of Executive’s employment with the Company, or in any other manner attempt, directly or indirectly, to influence, encourage, or induce any such employee or officer of the Company Parties to terminate or discontinue his or his employment with any of the Company Parties.

4.6.    Reasonableness of Restrictions; Severability; Reformation.  Executive represents to the Company that the enforcement of the restrictions contained in this Agreement would not be unduly burdensome to Executive and acknowledges that Executive is willing and able, subject to the Restricted Area as defined herein, to compete in other geographical areas not prohibited by this Agreement.  It is expressly understood and agreed that the Company Parties and Executive consider the restrictions contained in this Section 4 to be reasonable and necessary for the purposes of preserving and protecting the Confidential Information and other legitimate business interests of the Company Parties. Nevertheless, if any of the aforesaid restrictions is found by a court having jurisdiction to be unreasonable, overly broad as to geographic area or time or otherwise unenforceable, the Parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.  Executive and the Company further agree that the covenants in Section 4 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of Section 4.

4.7.    Remedies for Breach. Executive agrees that a breach or violation of Section 4 of this Agreement by Executive shall entitle the Company Parties as a matter of right, to an injunction, issued by any court of competent jurisdiction, restraining any further or continued breach or violation of such provisions.  Such right to an injunction shall be cumulative and in addition, and not in lieu of, any other remedies to which the Company Parties may show themselves justly entitled, including, but not limited to, specific performance and damages.  The Parties specifically agree that the remedy of damages alone is inadequate. In the event that Executive fails in any material respect to perform any of his material obligations under this Section 4, the Company may elect (a) to cease any payments due under this Agreement and recover all payments made to Executive under this Agreement on or subsequent to the date of the failure, (b) obtain an injunction and/or (c) exercise any and all other remedies available by law.

4.8.    Advance Approval of Board. It is agreed that these covenants do not prevent Executive from using and offering the general management or other skills that he possessed prior to receiving access to Confidential Information and other legitimate business interests of the Company Parties.  This Agreement creates an advance approval process, and nothing herein is intended, or will be construed as, a general restriction against Executive’s pursuit of lawful employment in violation of any controlling state or federal laws.  Executive is permitted to engage in activities that would otherwise be prohibited by this covenant if such activities are determined in the sole discretion of the Board of the Company, and authorized in writing, to be of no material threat to the legitimate business interests of the Company.

5.	Dispute Resolution

5.1.    Informal Resolution. In the event of a dispute arising from or relating to this Agreement, including the interpretation or application of this Agreement, or Executive’s employment with the Company (other than a claim arising under or relating to Sections 3 and 4 of this Agreement, which are specifically excluded from the scope of this Section 5.1), prior to seeking arbitration as provided for below, the Party claiming to be aggrieved shall first advise the other Party, in writing, of the specifics of the claim, including the specific provision of this Agreement alleged to have been violated, if applicable, as well as provide the other Party with any supporting documentation the Party desires to produce at that time.  If the Company is disputing amounts that Executive contends are due to him, the Company shall provide a complete statement of the amount it is disputing, the reason it is disputing it, and supporting documentation upon request by Executive.  The Parties will thereafter meet and attempt to resolve their differences in a period not to exceed thirty (30) days, unless the Parties agree in writing to mutually extend the time for one additional thirty (30) day period.  Following such attempts to resolve any such dispute, either Party may require arbitration of the other.

5.2.    Mandatory Arbitration. The Parties mutually agree that any and all disputes arising from or relating to this Agreement, including the interpretation or application of this Agreement, or Executive’s employment with the Company, which the Parties are unable to resolve as provided for above, if applicable, will be submitted exclusively to final and binding arbitration pursuant to the Federal Arbitration Act. The arbitration will be conducted in the city where the Company’s headquarters are then located or such other location as the Parties may agree, by a single arbitrator in accordance with the substantive laws of the State of Texas to the extent not preempted by the Employee Retirement Income Security Act, which shall govern all applicable benefits issues, in keeping with the above required procedure.  If the Parties cannot agree upon an arbitrator, then each Party shall choose its own independent representative, and those independent representatives shall choose the single arbitrator within thirty (30) days of the date of the selection of the first independent representative.  The legal expenses of each Party shall be borne by them respectively.  However, the cost and expenses of the arbitrator in any such action shall be borne equally by the Parties.  The arbitrator’s decision, judgment, and award shall be final, binding and conclusive upon the Parties and may be entered in the highest court, state or federal, having jurisdiction.  The arbitrator to which any such dispute shall be submitted in accordance with the provision of this Section 5.2 shall only have jurisdiction and authority to interpret, apply, or determine compliance with the provisions of this Agreement, but shall not have jurisdiction or authority to add to, subtract from, or alter in any way the provisions of this Agreement. The Parties understand that their mutual obligations to arbitrate under this Section 5.2 survive any termination of this Agreement.

5.3.    Temporary Relief. Notwithstanding any other provision hereof, to preserve the status quo or return the Parties to their positions as they existed prior to any alleged improper conduct, any Party may seek temporary relief, i.e., temporary restraining orders and preliminary injunctions, from a court of competent jurisdiction over the Parties, and such court may issue such relief, if the requirements under applicable law are met.

6.Miscellaneous Provisions.

6.1.    Headings.   Section and other headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

6.2.    Notices.   Any notice, communication, request, reply or advice (here severally and collectively called “Notice”) required or permitted to be given under this Agreement must be in writing and is effectively given by deposit in the same in the United States mail, postage pre-paid and registered or certified with return receipt requested, by national commercial courier for next day delivery, or by delivering in person the same to the address of the person or entity to be notified.  Notice deposited in the mail in the manner herein above described shall be effective 48 hours after such deposit, Notice sent by national commercial courier for next day delivery shall be effective on the date delivered, and Notice delivered in person shall be effective at the time of delivery. For purposes of Notice, the address of the Parties shall, until changed as hereinafter provided, be as follows:

(a)	If to the Company :

Newpark Resources, Inc.
9320 Lakeside Boulevard, Suite 100
The Woodlands, Texas 77381
Attention: Chief Executive Officer
or at such address as the Company may have advised Executive in writing; and

(b)	If to Executive: Bruce Campbell Smith 5918 Rose Bush Tr Katy, TX 77494
or at such other address as Executive may have advised the Company in writing.

6.3.    Waiver.  The failure by any Party to enforce any of its rights under this Agreement shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving Party.  Waiver of any one breach shall not be deemed to be a waiver of and other breach of the same or any other provision of this Agreement.

6.4.    Choice of Law.  The validity of the Agreement, the construction of its terms, and the determination of the rights and duties of the Parties hereto shall be governed by and construed in accordance with the laws of the State of Texas without regard to choice of law principles.

6.5.    Invalidity of Provisions.  If any provision of this Agreement is adjudicated to be invalid, illegal or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected.  To the extent that any provision of this Agreement is adjudicated to be invalid, illegal or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited.

6.6.    Entire Agreement; Written Modifications.   This Agreement, together with Appendix A, contains the entire agreement between the Parties and supersedes all prior or contemporaneous representations, promises, understandings, and agreements between Executive and the Company, including, without limitation, the Prior Employment Agreement. Notwithstanding the foregoing, this Agreement supplements and does not limit or restrict or alter in any way any confidentiality, non-competition, or non-solicitation obligations that Executive may have undertaken in other agreements with the Company or NDF, including, without limitation, the Prior Employment Agreement, or which apply to Executive under any applicable law.

6.7.    Successors; Assignment. Executive acknowledges and agrees that this Agreement shall be binding upon and inure to the benefit of the Company and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. The Company may assign, and Executive expressly consents to the assignment of, this Agreement to any person, including, without limitation, any successor, parent, subsidiary, or affiliated entity of the Company, including in connection with any sale or merger (whether a sale or merger of stock or assets or otherwise) of the Company or the business of the Company. Executive acknowledges that his obligations under this Agreement are personal to Executive and may not be assigned by him without prior written consent from the Company.

6.8.    Attorney’s Fees.  The prevailing Party in any action brought to enforce this Agreement shall be entitled, in addition to such other relief that may be granted, to a reasonable sum for attorney’s fees and costs incurred by such Party in enforcing or defending against an action to enforce this Agreement.

6.9.    Non-Disparagement. Subject to Section 6.10 below, Executive agrees for himself, and all others acting on his behalf, either directly or indirectly, not to make, support, encourage, induce or voluntarily participate in any oral or written statements about the Company, the Company Parties, or any of such entities’ officers, employees, shareholders, investors, directors, agents or representatives, that are malicious, obscene, threatening, harassing, intimidating or discriminatory and which are designed to harm any of the foregoing; except as required by law, when testifying truthfully pursuant to subpoena or other legal process, or when communicating with law enforcement or government agencies.

6.10.    Protected Disclosures. Despite any of the obligations stated in this Agreement, including the restrictions found in Section 3 and Section 6.9, neither this Agreement nor any other agreement or policy of the Company shall prevent Executive from providing information to any governmental agency, or from participating in any investigation or proceeding conducted by any governmental agency or using the Company’s internal reporting procedures. This Agreement does not impose any condition precedent (such as prior notice to the Company) any penalty, or any other restriction or limitation adversely affecting Executive’s rights regarding any governmental agency disclosure, report, claim or investigation. As provided by the Defend Trade Secrets Act, 28 U.S.C. §1833(b) (the “DTSA”), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal. In the event Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, provided Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

6.11.    Definitions.  In this Agreement:

(a)	“Cause” shall mean any of the following:

(i)	Executive’s conviction by a court of competent jurisdiction of, or entry of a plea of guilty or nolo contendere for an act on the Executive’s part constituting a felony; or

(ii)	dishonesty, willful misconduct or gross neglect by Executive of his obligations under this Agreement that results in material injury to the Company;

(iii)	appropriation (or an overt act attempting appropriation) by Executive of a material business opportunity of the Company;

(iv)	theft, embezzlement or other similar misappropriation of funds or property of the Company by Executive; or

(v)
the failure of Executive to follow the reasonable and lawful written instructions or policy of the Company with respect to the services to be rendered and the manner of rendering such services by Executive provided Executive has been given reasonable and specific written notice of such failure and opportunity to cure and no cure has been effected or initiated within a reasonable time, but not less than 90 days, after such notice.

(b)	“Good Reason” means any of the following:

(i)	the Company adversely changes Executive’s title or changes in any material respect the responsibilities, authority or status of Executive without prior notice and acceptance;

(ii)
the substantial or material failure of the Company to comply with its obligations under this Agreement or any other agreement that may be in effect that is not remedied within a reasonable time after specific written notice thereof by Executive to the Company;

(iii)	the material diminution of the Executive’s base salary or bonus opportunity without prior notice and acceptance;

(iv)	the failure of the Company to obtain the assumption of this Agreement by any successor or assignee of the Company;

(v)	Requiring Executive to relocate more than 50 miles from The Woodlands, Texas; or

(vi)
provided that in any of the above situations, Executive has given reasonable and specific written notice to the Chief Executive Officer of such failure within thirty (30) days after the event occurs, the Company fails to correct the event within thirty (30) days after receipt of such notice and Executive must resign his employment within thirty (30) days after the Company does not cure such event.

6.12.    Section 409A.
(a)    If Executive is a “key employee,” as defined in Section 416(i) of the Code (without regard to paragraph 5 thereof), except to the extent permitted under Section 409A of the Code, no benefit or payment that is subject to Section 409A of the Code (after taking into account all applicable exceptions to Section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made under this Agreement on account of the Executive’s “separation from service” as defined in Section 409A of the Code, with the Company until the later of the date prescribed for payment in this Agreement and the first day of the seventh calendar month that begins after the date of the Executive’s separation from service (or, if earlier, the date of death of the Executive).
(b)    For purposes of Section 409A of the Code (including, but not limited to, application of the exceptions for short-term deferrals and for “separation pay only upon involuntary separation from service”), each payment provided for under this Agreement is hereby designated as a separate payment, rather than a part of a larger single payment or one of a series of payments.
(c)    Any amount that Executive is entitled to be reimbursed under this Agreement will be reimbursed to Executive as promptly as practicable and in any event not later than the last day of the calendar year after the calendar year in which the expenses to be reimbursed are incurred, and the amount of the expenses eligible for reimbursement during any calendar year. In addition, any such reimbursement payments described in this Section shall not be subject to liquidation or exchange for any other payment or benefit.
(d)    In the event that Executive is required to execute a release to receive any payments from the Company that constitute nonqualified deferred compensation under Section 409A of the Code, payment of such amounts shall not commence until the sixtieth (60th) day following Executive’s separation from service with the Company. Any installment payments suspended during such sixty (60) day period shall be paid as a single lump sum payment on the first payroll date following the end of such suspension period.
6.13.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

Executed as of the date first written above.

Signed:	/s/ Bruce Smith	Signed:	/s/ Paul L. Howes
	Bruce Smith (Executive)		Paul L. Howes
President & CEO
Newpark Resources, Inc.

Witness:	/s/ Ida Ashley	Witness:	/s/ Mark Airola
	Ida Ashley		Mark Airola

APPENDIX A (“Restricted Area”)

Areas in which Newpark Resources, Inc. currently does business:

1.	Alabama	26.	Montana
2.	Alaska	27.	Nebraska
3.	Arizona	28.	Nevada
4.	Arkansas	29.	New Hampshire
5.	California	30.	New Jersey
6.	Colorado	31.	New Mexico
7.	Connecticut	32.	New York
8.	Delaware	33.	North Carolina
9.	Florida	34.	North Dakota
10.	Georgia	35.	Ohio
11.	Hawaii	36.	Oklahoma
12.	Idaho	37.	Oregon
13.	Illinois	38.	Pennsylvania
14.	Indiana	39.	Rhode Island
15.	Iowa	40.	South Carolina
16.	Kansas	41.	South Dakota
17.	Kentucky	42.	Tennessee
18.	Louisiana	43.	Texas
19.	Maine	44.	Utah
20.	Maryland	45.	Vermont
21.	Massachusetts	46.	Virginia
22.	Michigan	47.	Washington
23.	Minnesota	48.	West Virginia
24.	Mississippi	49.	Wisconsin
25.	Missouri	50.	Wyoming

Other states or areas in which Newpark Resources, Inc currently does business:

1.	Western Canada
2.	Gulf of Mexico (off the “ Gulf Coast ”)